Exhibit 10.1

FORM OF

CBOT HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AWARD

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted this option under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”).

1. Terms of Award. The following terms used in this Non-Qualified Stock Option Award (this “Award”) shall have the meanings set forth in this paragraph 1:

The “Participant” is                                                          .

The “Grant Date” is                                 .

The number of “Covered Shares” is                      shares of the Company’s Class A common stock.

The “Exercise Price” is $             per share.

The term “Impacted CBOT Employee” means an employee of CBOT Holdings or any of its Subsidiaries (collectively, the “CBOT”) (a) whose employment is terminated as a result of the Merger within two years after the closing date of the Merger or (b) whose base salary is reduced within two years after the closing date of the Merger and who elects to terminate employment with the CBOT (or with the surviving entity if such reduction occurs after the closing date of the Merger) within 10 days after the effective date of the salary reduction.

The term “Merger” means the merger of CBOT Holdings with Chicago Mercantile Exchange Holdings Inc., as contemplated by the Agreement and Plan of Merger among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago, Inc., dated October 17, 2006.

Except as expressly provided in this paragraph 1 or where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

2. Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3. Date of Exercise. Subject to the limitations of this Award, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule; provided, however, that the entire Option granted pursuant to this Award shall become fully and immediately vested upon the date on which consummation of a Change in Control occurs.

INSTALLMENT OF TIME VESTED OPTIONS	VESTING DATE APPLICABLE TO INSTALLMENT
of Covered Shares
of Covered Shares
of Covered Shares
of Covered Shares

The Option may be exercised on or after the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason only as to that portion of the Covered Shares for which it was exercisable immediately prior to or became exercisable upon the date of such termination of employment.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a) the tenth anniversary of the Grant Date;

(b) immediately upon termination of the Participant’s employment with the Company or any Subsidiary for Cause (as defined in the Plan or in any employment agreement entered into between the Participant and the Company or any Subsidiary);

(c) 30 days after the Participant resigns (other than for “Good Reason” within the meaning of any employment agreement between the Participant and the Company or any Subsidiary) from the employ of the Company and its Subsidiaries; or

(d) 90 days after any termination of employment with the Company and its Subsidiaries not described in paragraph (b) or (c) above.

The Option shall expire immediately upon any termination of employment with the Company and its Subsidiaries as to any portion of the Option which is not exercisable immediately before such termination of employment and does not become exercisable upon such termination of employment. Notwithstanding (c) or (d) above, if the Participant becomes an Impacted CBOT Employee, the Expiration Date of the Option shall be the later of (i) the last day of the 90-day period commencing with the Participant’s employment termination date or (ii) the last day of the period commencing with the Participant’s employment termination date and ending on the second anniversary of the closing date of the Merger.

5. Method of Option Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment shall be made by any method provided in paragraph 7 of the Plan, other than by delivery of a promissory note.

6. Transferability. The Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant. It may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

7. Plan Governs. Notwithstanding anything in this Award to the contrary, the terms of this Award are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Compensation Committee from time to time pursuant to the Plan.

8. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

9. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

10. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

11. Applicable Law. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

*    *    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Non-Qualified Stock Option Award to be executed in its name and on its behalf, all as of the Grant Date.

CBOT HOLDINGS, INC.

By:
Bernard W. Dan
President and Chief Executive Officer